Exhibit 99.1

KIRBY CORPORATION	Contact: Sterling Adlakha
713-435-1101

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD 2014 FIRST QUARTER RESULTS

•	2014 first quarter earnings per share were a record $1.09 compared to $1.00 in the 2013 first quarter

•	2014 first quarter earnings included a $0.03 per share severance charge and an estimated $0.03 per share combined impact from winter weather and expenses related to the March 22nd incident in the Houston Ship Channel

•	2013 first quarter results included a $0.05 per share benefit due to the reduction of the United earnout liability

•	David Grzebinski elected as Kirby’s Chief Executive Officer

•	Board of Directors approved the construction of three coastal articulated tank barge and tugboat units

•	2014 second quarter earnings per share guidance is $1.25 to $1.35 and full year earnings per share guidance increased to $4.80 to $5.00

Houston, Texas (April 30, 2014) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings attributable to Kirby for the first quarter ended March 31, 2014 of $62.2 million, or $1.09 per share, compared with $56.6 million, or $1.00 per share, for the 2013 first quarter. Consolidated revenues for the 2014 first quarter were $589.2 million compared with $558.8 million reported for the 2013 first quarter.

Kirby’s 2014 first quarter results included a $0.03 per share severance charge and an estimated $0.03 per share combined impact from delays related to winter weather and the costs associated with a collision of a Kirby vessel in the Houston Ship Channel. The 2013 first quarter results included a $0.05 per share benefit for the reduction of the fair value of the contingent earnout liability associated with the acquisition of United Holdings LLC (“United”) in April 2011.

On April 29, 2014, the Board of Directors elected David Grzebinski as Kirby’s Chief Executive Officer, replacing Joe Pyne. Mr. Pyne will continue to serve as Kirby’s Executive Chairman. Mr. Pyne commented, “It has been my distinct pleasure to serve Kirby as its CEO since 1995. In keeping with the succession plan we announced in April of last year, at our board meeting yesterday David Grzebinski was named President and Chief Executive Officer. David is an excellent choice to lead this company to its next level during a very exciting time for the industry. I look forward to working with David and his team as Kirby’s Executive Chairman.”

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Despite the challenges in the quarter, we were pleased with our first quarter results. Our marine markets continued to benefit from healthy levels of demand and high utilization which drove ongoing pricing improvement. The first quarter also reflected some improvement in our land-based diesel engine services market. We expect this market to continue to improve throughout the year.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2014 first quarter were $435.8 million compared with $418.5 million for the 2013 first quarter. Operating income for the 2014 first quarter was $97.6 million compared with $89.3 million for the 2013 first quarter.

Inland marine transportation continued its strong performance with tank barge utilization consistently in the 90% to 95% range and favorable pricing trends. The demand for the transportation of petrochemicals, black oil, including crude oil, refined petroleum products and agricultural chemicals on the inland waterways remained strong. Heavy ice conditions on the Illinois, upper Mississippi, and upper Ohio Rivers persisted throughout the quarter. In addition, the quarter was affected by winter frontal systems which brought heavy winds and fog to the Gulf Coast. Both the heavy ice conditions and frontal systems contributed to a 41% year over year increase in delay days.

Coastal marine transportation tank barge utilization was also in the 90% to 95% range, a modest improvement from the 2013 first quarter. In addition to a seasonal decline related to the cessation of winter operations in Alaska, weather impacted coastal operations along the East Coast throughout the first quarter. However, the cold weather in the Northeast contributed to strong heating oil demand. Overall, coastal marine transportation utilization levels continue to support higher term and spot contract pricing.

The marine transportation segment’s 2014 first quarter operating margin was 22.4% compared with 21.3% for the first quarter of 2013.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2014 first quarter were $153.5 million compared with $140.3 million for the 2013 first quarter, and operating income was $12.8 million. This compares with operating income of $14.0 million for the 2013 first quarter which included a $4.3 million benefit resulting from the reduction of the fair value of the United contingent earnout liability.

The higher revenue and higher operating income, when excluding changes to the earnout, reflected modest improvement in the marine, power generation, and land-based diesel engine markets. The land-based market benefited primarily from an improvement in the sale and service of engines and transmissions. In addition, a small number of new pressure pumping units were sold in the quarter and there was modest improvement in demand for the remanufacturing of pressure pumping units towards the end of the quarter.

During the 2014 first quarter, demand in the marine diesel engine services market remained stable, benefiting from major service projects for Gulf Coast, East Coast and Midwest customers. The power generation market benefited from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services operating margin was 8.3% for the 2014 first quarter compared with 10.0% for the 2013 first quarter, which included a $4.3 million benefit related to the contingent earnout liability.

Cash Generation
Kirby continued to generate strong cash flow during the 2014 first quarter with EBITDA of $146.9 million compared with $139.9 million for the 2013 first quarter. The cash flow was used in part to fund capital expenditures of $62.3 million, including $31.7 million for new inland tank barge construction, $7.4 million for progress payments on the construction of a new offshore articulated tank barge and tugboat unit, and $23.2 million primarily for upgrades to the existing inland and coastal fleets. Total debt as of March 31, 2014 was $708.0 million and Kirby’s debt-to-capitalization ratio was 25.3%.

Outlook
Commenting on the 2014 second quarter and full year market outlook and guidance, Mr. Grzebinski said, “Our earnings guidance for the 2014 second quarter is $1.25 to $1.35 per share compared with $1.11 per share earned in the 2013 second quarter, which included a $0.07 per share United earnout benefit. We are raising our full year 2014 guidance to $4.80 to $5.00 compared with $4.44 per share for the 2013 year, which included a $0.20 per share United earnout benefit. Our second quarter guidance assumes normal seasonal operating conditions in both our inland and coastal marine transportation markets. Utilization in both our inland and coastal fleets is projected to remain in the 90% to 95% range, leading to continued favorable term and spot contract pricing. For our diesel engine services segment, we expect continued modest improvement in the land-based market. We also continue to believe that a more meaningful improvement is likely to occur in late 2014 or early 2015. For the marine and power generation sectors, we anticipate continued stable markets.”

Mr. Grzebinski continued, “As a result of consistently strong coastal tank barge demand, utilization and increasing pricing, yesterday we exercised our option for the construction of a second 185,000 barrel coastal articulated tank barge and 10000 horsepower tugboat unit (“ATB”) for approximately $75 million, with expected delivery in the first half of 2016. Including progress payments for this unit and previously announced increases in our inland construction program, we now expect our 2014 capital spending to be in the $320 to $330 million range. Also, yesterday our Board of Directors approved the construction of two additional ATB’s and we will update our capital spending guidance once we have construction contracts signed.”

The new 2014 capital spending guidance range of $320 to $330 million includes approximately $135 million for the construction of 66 inland tank barges and one inland towboat, and approximately $80 million in progress payments on the construction of the two 185,000 barrel ATB’s. The balance of $105 to $115 million is primarily capital upgrades and improvements to existing inland and coastal marine equipment and facilities, and diesel engine services facilities.

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, May 1, 2014, to discuss the 2014 first quarter performance as well as the outlook for the 2014 second quarter and year. The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers. The leader’s name is Steve Holcomb. The confirmation number is 37075007. An audio playback will be available at 1:00 p.m. central time on Thursday, May 1, through 5:00 p.m. central time on Friday, May 30, 2014 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers. A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2013 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications. Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2014	2013
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$435,771	$418,518
Diesel engine services	153,475	140,267
	589,246	558,785
Costs and expenses:
Costs of sales and operating expenses	383,229	369,274
Selling, general and administrative	53,598	44,156
Taxes, other than on income	4,580	4,478
Depreciation and amortization	41,036	40,996
Loss (gain) on disposition of assets	(51)	32
	482,392	458,936

Operating income	106,854	99,849
Other income (expense)	(236)	75
Interest expense	(5,618)	(7,988)

Earnings before taxes on income	101,000	91,936
Provision for taxes on income	(37,989)	(34,384)

Net earnings	63,011	57,552
Less: Net earnings attributable to noncontrolling interests	(765)	(974)

Net earnings attributable to Kirby	$62,246	$56,578

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.09	$1.00
Diluted	$1.09	$1.00
Common stock outstanding (in thousands):
Basic	56,565	56,268
Diluted	56,781	56,455

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2014	2013
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$62,246	$56,578
Interest expense	5,618	7,988
Provision for taxes on income	37,989	34,384
Depreciation and amortization	41,036	40,996
	$146,889	$139,946

Capital expenditures	$62,257	$71,157

	March 31,
	2014	2013
	(unaudited, $ in thousands)
Long-term debt, including current portion	$708,000	$1,103,460
Total equity	$2,090,911	$1,769,440
Debt to capitalization ratio	25.3%	38.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2014	2013
	(unaudited, $ in thousands)

Marine transportation revenues	$435,771	$418,518

Costs and expenses:
Costs of sales and operating expenses	264,426	259,229
Selling, general and administrative	32,427	28,976
Taxes, other than on income	4,081	3,910
Depreciation and amortization	37,286	37,150
	338,220	329,265

Operating income	$97,551	$89,253

Operating margins	22.4%	21.3%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2014	2013
	(unaudited, $ in thousands)

Diesel engine services revenues	$153,475	$140,267

Costs and expenses:
Costs of sales and operating expenses	118,803	110,045
Selling, general and administrative	18,575	12,765
Taxes, other than on income	484	552
Depreciation and amortization	2,841	2,883
	140,703	126,245

Operating income	$12,772	$14,022

Operating margins	8.3%	10.0%

OTHER COSTS AND EXPENSES

	First Quarter
	2014	2013
	(unaudited, $ in thousands)

General corporate expenses	$3,520	$3,394

Loss (gain) on disposition of assets	$(51)	$32

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2014	2013

Inland Performance Measurements:
Ton Miles (in millions) (2)	2,990	3,012
Revenue/Ton Mile (cents/tm) (3)	9.6	9.3
Towboats operated (average) (4)	255	256
Delay Days (5)	2,897	2,049
Average cost per gallon of fuel consumed	$3.13	$3.25

Barges (active):
Inland tank barges	878	844
Coastal tank barges	72	82
Offshore dry-cargo barges	8	7
Barrel Capacities (in millions):
Inland tank barges	17.4	16.9
Coastal tank barges	6.0	6.3

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: First quarter 2014 inland marine transportation revenues of $287,845,000 divided by 2,990,000,000 marine transportation ton miles = 9.6 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.